Exhibit (p)(11)

Code of Ethics

Relevant Rules:	Rule 204A-1 under the Investment Adviser Act (the “Code of Ethics Rule”)

Rules Summary:	Registered Investment Advisers are required to adopt a code of ethics. The code of ethics must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

This chapter sets out BlueBay’s policies and procedures with regard to personal conduct, business ethics, conflicts of interest, and political and charitable contributions. Failure to comply with these policies and procedures may subject you to civil and criminal liabilities, penalties or fines, imprisonment, legal prohibition against further employment in the securities industry and internal disciplinary actions, including dismissal from employment for cause. In the event of dismissal for cause, you may lose certain benefits from BlueBay and/or under applicable unemployment insurance laws. BlueBay will investigate any matter for which the facts suggest that the Code of Ethics may have been violated.

Covered Persons are expected to conduct themselves to the highest standards of professional and ethics conduct at all times. You must not engage in any professional conduct involving dishonesty, bribery, fraud, or deceit, or commit any act that reflects adversely on the professional reputation, integrity or competence of BlueBay.

Covered Persons are required to comply with the BlueBay Code of Ethics and the RBC Code of Conduct. Any violations of these codes, or any concerns that prohibited conduct is proposed or has occurred must be reported promptly to the Compliance Officer.

Regulators have made it clear that firms which demonstrate ethical behaviour will enjoy a better regulatory relationship, and the reputation of BlueBay is critical to ensure the confidence of its clients.

The BlueBay Code of Ethics

The BlueBay Code of Ethics requires you to:

•	Act with integrity, competence, diligence, respect and in an ethical manner with clients/investors, prospective clients/investors, and all other persons with whom you deal in the course of your business activities;

•	Place the interests of clients/investors above your own personal interests;

•	Use reasonable care and exercise independent and objective professional judgement when carrying out your duties for clients/investors, and prospective clients/investors, and with persons with whom you interact in the course of carrying out your duties;

•	Promote the integrity of and uphold the laws and rules governing capital markets and the investment management profession;

•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals with whom you interact; and

•	Ensure that all verbal and written communication, including Bloomberg messages, Bloomberg instant messages, and email messages, are professional and do not include any material that could be regarded as inappropriate or offensive.

Covered Persons are reminded that all Bloomberg messages, Bloomberg instant messages, and email messages received and sent, including those deleted, are stored in accordance with BlueBay’s record keeping policies, in archive systems that can be accessed at the request of a regulator.

The RBC Code of Conduct

The RBC Code of Conduct is based on eight key principles which are as follows:

Principle 1: Upholding the Law

Every RBC company, Partner and employee will, at all times, abide by the law and respect its intent in the best interests of our clients, Partners, employees and shareholders.

Principle 2: Confidentiality

Clients, Partners and employees have a right to privacy and to the security of their personal information. RBC companies, Partners and employees will respect and preserve this right.

Principle 3: Fairness

In all our dealings, we strive to treat people fairly, carefully weighing our responsibilities to all stakeholders. Business relationships — whether cooperative or competitive — will be pursued freely, fairly and openly.

Principle 4: Corporate Responsibility

It is our duty as a corporate citizen to add value to society while earning a profit for our shareholders. RBC companies take responsibility for the effects of their actions, both social and economic.

Principle 5: Honouring Our Trust In You

The funds, property, information and services entrusted to our care belong to RBC companies and their clients alone. Using these assets carelessly, inappropriately, or for personal gain is a violation of this trust.

Principle 6: Objectivity

The judgments we make as employees will be independent of personal interests arising from other business dealings or obligations created by social relationships or personal favours.

Principle 7: Integrity

Our word is our bond. As representatives of RBC companies, we tell the truth in all our communications and do not mislead by commission or omission.

Principle 8: Individual Responsibility

As responsible women and men, we treat each other with respect. Our working relationships are based on candor, openness and our commitment to empower others rather than to exploit them.

The full RBC Code of Conduct is available on the BlueBay intranet via the HR site here.

Compliance with laws, rules and regulations

BlueBay expects you to comply with all laws, rules and regulations applicable to its business. BlueBay’s policies and procedures are designed to promote compliance with specific laws and regulations.

All Covered Persons are required to comply with all applicable laws of the jurisdiction to which the Covered Person is subject, including but not limited to the UK Financial Conduct Authority (“FCA”) Principles; MIFID; the Securities Act; the Exchange Act; the Sarbanes Oxley Act of 2002, as amended; the Company Act; the Advisers Act; Title IV of the Gramm-Leach Bliley Act, as amended; the Bank Secrecy Act as it applies to funds and investment advisers; and any rules adopted under any aforementioned regulations.

Independence and objectivity

You must use reasonable care and judgement to achieve and maintain independence and objectivity in your activities. You must not offer, solicit or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise your own or another’s independence and objectivity.

Conflicts of interest

BlueBay is required by its global regulators to have arrangements in place to prevent conflicts of interest. Covered Persons must comply with BlueBay’s Conflicts of Interest Policy.

Personal account dealing

BlueBay is required by its global regulators to have arrangements in place to manage employee personal account dealing, to prevent activities that may give rise to a potential conflict of interest and to prevent market abuse. Covered Persons must comply with BlueBay’s Personal Account Dealing Policy.

Business gifts and entertainment

BlueBay is required by its global regulators to have arrangements in place to manage gifts and entertainment given to and received from external parties to prevent conflicts of interest. Business gifts and entertainment may be given and received in a commercial setting to create goodwill and sound working relationships, not to gain unfair advantage. Covered Persons must comply with BlueBay’s Gifts and Entertainment Policy.

Political Contributions

It is strictly prohibited to give contributions from BlueBay and/or you personally to politically connected individuals/entities that may have the ability, in some way, to direct prospective clients/investors to BlueBay, or to influence clients/investors of BlueBay.

If you wish to give any monetary contribution, gift or entertainment to a government official, regulator or exchange official you must obtain preclearance from Compliance. Compliance will check that the activity is permitted in accordance with applicable laws and regulations.

SEC’s Pay to Play Rule

If you are considering making a political contribution, directly or indirectly, to any state or local government entity, official, candidate, political party, or political action committee in the United States, you must obtain preclearance from the Compliance Officer. BlueBay is subject to Rule 206(4)-5 under the Advisers Act also known as “Pay-to-Play” rule which narrowly limits political contributions by investment advisers and their employees to public pension funds and other government entities.

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rule”) restricts the Firm and its Employees from making US political contributions that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates (i) a “two-year time-out” from receiving compensation for providing advisory services to certain state and local government entities after political contributions have been made to certain government officials, (ii) a prohibition on soliciting or coordinating certain contributions and payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

It is the Firm’s policy that contributions to candidates for a public office, a political party or a political action committee (“PAC”)1 by the Firm or its Employees are made in compliance with the Pay to Play Rule.

BlueBay does not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship.

You cannot hold a public office if it in any way conflicts with BlueBay’s business.

Charitable Donations

Any charitable contributions must be made to legitimate charitable organisations, recognized and treated as such by the appropriate tax authority.

It is prohibited to give donations to charities if you are in the position to solicit business on behalf of BlueBay with the intention of influencing such charities to become clients.

Confidentiality

Covered Persons are required to exercise care in maintaining the confidentiality of any confidential information regarding BlueBay or its clients/investors, except when disclosure is authorised or legally mandated. You should consult with Compliance if you believe you have a legal or regulatory obligation to disclose confidential information.

Confidential information includes non-public information that may be helpful to competitors, or otherwise harmful to BlueBay or its clients/investors, and information regarding the portfolio holdings of clients/investors. The obligation to preserve confidentiality continues after your association with BlueBay ends.

Details of information that may or may not be provided to different parties is given in the Section on Disclosure of Information.

Further requirements with respect to confidentiality are covered in the BlueBay Asset Management LLP Employee Handbook.

Fair dealing

You must endeavour to deal fairly with clients/investors, service providers and competitors, and must not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation

[1]

A political action committee is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

of material facts when the other party is known by you to rely on you to disclose the facts truthfully, or improper and unfair dealing. You must not knowingly make any misrepresentation relating to business activities.

Protection and proper use of BlueBay assets

You must endeavour to protect the assets of BlueBay and its clients/investors and pursue their efficient investment in accordance with BlueBay’s business purposes.

The obligation to protect the assets of BlueBay extends to its proprietary information including intellectual property such as trademarks and copyrights, as well as business plans, marketing plans, database, records, and unpublished financial data and reports.

Insider dealing

You should pay particular attention to potential violations of insider dealing (or in the US, “insider trading”) (collectively, “Insider Dealing”) laws and regulations. Insider Dealing is both unethical and illegal and will be dealt with decisively. Covered Persons must not engage in any practice or activity that operates as a fraud or deceit upon any client or prospective client.

You must familiarise yourself with and comply with Section 7: Market Abuse, Insider Dealing and Loan Trading.

Outside Business and Not-for Profit Activities

Covered Persons are required to comply with preclearance and reporting obligations with regard to certain business and not-for-profit activities undertaken outside employment with BlueBay (“Outside Activities”).

Your Outside Activities must not reflect adversely on BlueBay, give rise to an actual or perceived conflict of interest, compromise your duties to BlueBay, or restrict BlueBay’s business activities.

Coverage of business activities

The preclearance and reporting requirements apply to any outside business activity and, any affiliation with a business other than BlueBay as a director, officer, advisory board member, general Partner, owner, consultant, or any similar position regardless of whether or not you will be paid. They also apply to equity ownership in a private company. This includes but is not limited to the following examples:

•	Accepting a position as a director in an industry-related organisation such as a self-regulatory organisation, an exchange, clearing house or trade association;

•	Seeking political office, holding elected or appointed political posts, serving on a public or municipal board or similar public body, or serving as an officer of a political campaign committee, in any jurisdiction;

•	Serving as a pension trustee or on the pension committee of a company;

•	Accepting a position on the board of directors of an external company following a BlueBay loan transaction to that company; and

•	Making a personal investment in a private, start-up company.

Coverage of not-for-profit entities

Generally the preclearance and reporting requirements do not apply to not-for-profit activities, however they do apply if:

•	The not-for-profit entity is a client of the firm;

•	You have been requested to serve in the not-for-profit capacity by a client or supplier of BlueBay; or

•	Your service would otherwise present a conflict of interest or the appearance of a conflict of interest.

The preclearance and reporting requirements do not apply to:

•	Activities undertaken at the request of BlueBay in the normal course of a business in which BlueBay is routinely engaged, such as serving as director on the board of companies in which BlueBay is or may be invested. In these cases BlueBay will consider any conflicts of interest raised by the appointment before it is confirmed;

•	Acting as member of creditors, restructuring, steering or other similar committees associated with companies in which BlueBay is or may be invested;

•	An affiliation with a trade association or professional association related to your position at BlueBay;

•	Positions with boards, associations and similar entities of which the sole business is to hold title to and/or manage real property in which you can or do reside;

•	Positions within holding companies, trusts or other non-operating entities established solely for the purposes of your or your family’s estate or tax planning or to hold your or your family’s real estate or other investments; or

•	Positions in companies solely for the purpose of providing contractual services to BlueBay.

Pre-clearance of Outside Activities

Covered Persons must obtain preclearance from Compliance prior to taking up any Outside Activity. Compliance will deny requests to take up an Outside Activity if it will:

•	Pose a conflict of interest or a reputational risk for BlueBay;

•	Present a substantial risk of confusing clients or the public as to the capacity in which you are acting;

•	Inappropriately influence a Partners or employee’s business dealings or otherwise create a conflict vis-à-vis the interests of BlueBay or its clients;

•	Involve a substantial time commitment so as to detract from the ability to perform your job responsibilities at BlueBay;

•	Involve use of BlueBay client or proprietary information, or BlueBay’s premises or facilities;

•	Involve working for or serving as a director or officer of, or advising to a competitor of BlueBay (competitors include unrelated financial services companies of any kind, and others engaged in any business BlueBay is involved in, such as asset managers, depository institutions, credit unions, lenders, investment banks, insurers, insurance agencies, securities brokers, dealers, and underwriters); or

•	Create a legal or regulatory risk for BlueBay.

New joiners must preclear existing Outside Activities with Compliance within 30 days of joining BlueBay. Thereafter Covered Persons must obtain preclearance from Compliance prior to taking up any new Outside Activities, and must promptly inform Compliance of any material changes to Outside Activities, or if any Outside Activities are ended.

Covered Persons should submit the details to Compliance using a Disclosure of Outside Business Activities Form.

Reporting of Outside Activities

On an annual basis Covered Persons are required to complete a certification in the Code of Ethics System (see BlueBay Code of Ethics System below) confirming that details of any Outside Activities have been submitted to Compliance.

Covered Persons are responsible for ensuring that the information provided to Compliance remains current and accurate.

BlueBay may in its sole discretion withdraw approval for an Outside Activity at any time.

Conflicts of Interest – Relationships

Covered Persons are required to disclose relationships with any Connected Persons where there is any possibility that the personal relationship may lead to a conflict of interest arising, both against your own duties at BlueBay and against the wider interests of BlueBay as a whole.

This includes:

•	Connected Persons who hold positions in a third party organisation with which BlueBay has (or may have) a business relationship; and

•	Connected Persons who hold positions within BlueBay.

Connected Persons include:

•	Your spouse or civil partner or partner considered by national law as equivalent to a spouse, or partner with whom you share a household (collectively referred to as “Partner” for this form;

•	Your dependent children and/or step children, and those of your Partner;

•	Any other of your relatives who share your household; and

•	Any other person with whom you have a direct or indirect relationship if this could lead to a potential conflict of interest arising, or being seen to arise.

If you wish to engage in any BlueBay related business with a Connected Person, you must consult Compliance before doing so.

Covered Persons should submit details to Compliance using a Potential Conflicts of Interest – Relationships Form.

On an annual basis Covered Persons are required to complete a certification in the Code of Ethics System confirming that details of any Relationship Conflicts of Interest have been submitted to Compliance.

Covered Persons are responsible for ensuring that the information provided to Compliance remains current and accurate.